October 6, 1997


Dear Shareholder:

A Special Meeting of the shareholders of American Asset Advisers
Trust, Inc. (the "Company") will be held at Eight Greenway Plaza,
Suite 824, Houston, Texas on Monday, November 3, 1997 at 2:00 p.m., Central time.

At this meeting, you will be asked to vote on several proposals that we believe are important and directly affect your investment. As a shareholder, you can cast one vote for each share you own. You may think your vote is insignificant, but every vote is extremely important. We must continue sending requests to vote until a majority of the shares are voted prior to the meeting. Additional mailings are expensive, and those costs are charged directly to the Company.

The enclosed proxy statement details the proposals under consideration. After you have read this proxy statement, please cast your vote promptly by completing, signing and returning the enclosed proxy. It is important that you sign your proxy exactly as your name appears on the proxy. A return envelope has been provided. Your time will be well spent, and you will help save the cost of additional mailings.

These proposals have been carefully considered by each of the Company's Board of Directors, whose primary responsibility is to represent and protect your interests as a shareholder. The Board of Directors believes these proposals are important for the future growth and success of the Company, and recommends that you vote in favor of each proposal.

Remember, this is your opportunity to voice your opinion on matters affecting your investment. Your participation is extremely important no matter how many or how few shares you own.

I thank you for the confidence you have placed in American Asset
Advisers Trust, Inc. and look forward to the Company's continued success throughout the years.

If you have any questions, or if we may be of any help, please do not hesitate to call.

Sincerely,


/s/ H. Kerr Taylor
H. Kerr Taylor
President